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
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 FORM 3                              U.S. SECURITIES AND EXCHANGE COMMISSION                                   OMB APPROVAL
--------                                    Washington, D.C. 20549                                      ---------------------------
                                                                                                        OMB Number        3235-0104
                            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                     Expires:   February 1, 1994
                                                                                                        Estimated average burden
            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)       hours per response .... 0.5
                      of the Public Utility Holding Company Act of 1935 or Section 30(f)                ---------------------------
                                       of the Investment Company Act of 1940

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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Jones, III    Daniel         M.           Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              United Investors Realty Trust/UIRT  (Month/Day/Year)
    (Last)        (First)     (Middle)             3/6/98                   -------------------------------------------------------
    2601 Oak Point Drive                      ----------------------------  5. Relationship of Reporting
----------------------------------------   3. IRS or Social Security          Person to Issuer
             (Street)                         Number of Reporting           (Check all applicable)
                                              Person (Voluntary)            ----- Director       -----   10% Owner
    Garland,        TX         75044              ###-##-####                 X
--------------------------------------     ----------------------------     ----- Officer (give  -----   Other (specify
      (City)      (State)      (Zip)                                              title below)           below)
                                                                                          CFO
                                                                               ---------------------------
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Shares of Beneficial Interest         8,000                                D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                         (Print or Type Responses)                                                   SEC 1473 (3/91)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 --------------------------------------------------                 (D) or
                                 Date      Expira-                        Amount or                 Indirect (I)
                                 Exercis-  tion      Title                Number                    (Instr. 5)
                                 able      Date                           of Shares
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   Options to purchase           1/1/99    1/1/04    Common shares of
                                                     beneficial interest    8,000      IPO price         D

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   Options to purchase           1/1/00    1/1/05    Common shares of       8,000      IPO price         D
                                                     beneficial interest
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   Options to purchase           1/1/01    1/1/06    Common shares of       8,000      IPO price         D
                                                     beneficial interest
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   Options to purchase           1/1/02    1/1/07    Common shares of       8,000      IPO price         D
                                                     beneficial interest
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Explanation of Responses:
                                                                                     /s/ DANIEL M. JONES, III          March 5, 1998
**    Intentional misstatements or omissions of facts constitute Federal Criminal    -------------------------------   -------------
      Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space provided is insufficient, See Instruction 6 for procedure.                                            SEC 1473 (3/91)
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